Exhibit 10.13
Twist Bioscience Corporation
CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into as of October 8, 2024 (the “Effective Date”) by and between Twist Bioscience Corporation, a Delaware corporation with a place of business at 681 Gateway Boulevard South San Francisco, California 94080 (“Twist”), and James Thorburn with an address on file (“Consultant”). Consultant and Twist may be referred to herein individually as a “Party” and collectively as the “Parties.”
1.Relationship of Parties. Consultant’s relationship with Twist will be that of an independent contractor and not that of an employee.

2.Conflicts and Third Parties. Consultant may, at Consultant’s own expense, employ or engage the services of third parties as Consultant deems necessary to perform the Services (“Assistants”).  Twist shall have no liability or obligation towards Consultant’s Assistants and Consultant shall be wholly responsible for the acts, omission, and professional performance of the Services by the Assistants such that the results are satisfactory to Twist.  Consultant shall expressly advise the Assistants of the terms of this Agreement, and shall require each Assistant to be bound by confidentiality obligations at least as restrictive as those set out in Section 8 herein. Consultant represents and warrants that Consultant, Consultant’s employees, and/or Assistants have no existing conflicts of interest with Twist that would prevent Consultant from performing the Services for Twist without breaching their confidentiality obligations to Twist or any third party.  Consultant will take reasonable steps to ensure that no Assistant develops any conflict of interest during the course of providing Services to Twist if Twist determines that such work conflicts with the terms of this Agreement. Twist reserves the right to terminate this Agreement immediately.  In no event shall any of the Services be performed for Twist at the facilities of a third party or using the resources of a third party.
3.Services.  Consultant will provide services to Twist as described in Exhibit A, attached hereto and incorporated herein by this reference (the “Services”).  Consultant represents that Consultant is duly licensed (as applicable) and has the qualifications, the experience and the ability to properly perform the Services. Consultant shall be solely responsible for determining the method, details and means of performing the Services. Consultant shall use Consultant’s best efforts to perform the Services such that the results are satisfactory to Twist.

4.Fees and Expenses.  Twist shall pay to Consultant the amounts specified in Exhibit A. Consultant shall not be authorized to incur any expenses on behalf of Twist and will be responsible for all expenses incurred while performing the Services except as expressly specified in Exhibit A.  As a condition to receipt of reimbursement, Consultant shall be required to submit to Twist reasonable evidence that the amount involved was both reasonable and necessary to the Services provided under this Agreement. Consultant shall have full responsibility for applicable withholding taxes for all compensation paid to Consultant or its Assistants under this Agreement, and for compliance with all applicable labor and employment requirements with respect to Consultant’s self-employment, sole proprietorship or other form of business organization, and with respect to the Assistants, including state worker’s compensation insurance coverage requirements and any U.S. immigration visa requirements.

5.Intellectual Property.

Exhibit 10.13
5.1. Work Product. Consultant is performing Services at Twist’s request. All deliverables, assessments, reports, discoveries, inventions, developments, works of authorship, writings, drawings, designs, data specifications, patent applications (and contributions thereto), and any related improvements or modifications to the foregoing, any confidential information or materials of Twist whether or not patentable, which are conceived, created, or otherwise developed by Consultant (alone or with others) pursuant to this Agreement shall be collectively referred to herein as the “Work Product”. Twist shall have exclusive ownership, including but not limited to, all U.S. and international copyrights, patents, trademarks, trade secrets, intellectual property rights, and renewal rights relating thereto (“Intellectual Property”) in all Work Product, whether partial or completed.

5.2.Pre-existing Property. Notwithstanding anything to the contrary in this Agreement, nothing shall limit, restrict, or impair either Party’s ownership of, or other rights to, any materials, data, or intellectual property that existed prior to the execution of this Agreement or that was developed or acquired independent of it (“Pre-existing Property”). A Party’s Pre-existing Property shall include, without limitation, all records, documents, programming, specifications, diagrams, source code, object code, documentation, and/or Confidential Information that was developed or acquired prior to or independent of this Agreement. Twist shall retain all right, title, and interest in and to Twist’s designs, methods, protocols, procedures, algorithms, inventions, software, documents, vectors, plasmids, materials, works of authorship, and other technologies (and any improvements thereto) used or practiced in connection with DNA synthesis, assembly and manufacturing (collectively, “Twist Manufacturing Technology”), whether or not developed, created or improved in connection with Twist’s performance under this Agreement, and all of Twist’s other technology and intellectual property. No rights or licenses in, to or under either Party’s intellectual property are granted or provided hereunder, by implication, estoppel or otherwise, except to the extent expressly provided for in this Agreement. Upon written request, a Party shall promptly return to the other all of that other Party’s Pre-existing Property to which it has been granted a license under this Agreement. In the event Consultant’s Pre-existing Property is embodied in the Work Product, Consultant hereby grants to Twist for use by Twist employees, third party consultants, outsourcers, vendors, and customers, a perpetual, non-exclusive, royalty-free license to use, execute, and perform such Pre-existing Property for all purposes for which Twist does business.

6.Representations and Warranties.

6.1.Consultant represents, covenants, and warrants to Twist that the Services performed by Consultant under this Agreement and the resultant Work Product shall not infringe upon any patent, copyright, trademark, trade secret, or other proprietary right of any third party. Consultant further represents, covenants, and warrants to Twist that it will not use or share any trade secrets or confidential or proprietary information owned by any third party in performing Services for Twist without such third party’s written consent to the extent permitted by law.

6.2.Consultant represents, covenants, and warrants to Twist that all Services performed pursuant to this Agreement shall be performed in a good and workmanlike manner and in accordance with the highest standards of the industry.

6.3.Consultant represents, covenants, and warrants that it has the right to enter into this Agreement and that company has all necessary right, title, and interest to grant the rights set forth herein to Twist free of any claims, liens, or conflicting rights in favor of any third party.

Exhibit 10.13

6.4.Consultant represents, covenants, and warrants that it complies and shall cause its authorized agents and Assistants to comply with all laws concerning performance of Consultant’s obligations and duties arising under this Agreement. Consultant further represents, covenants, and warrants that Consultant has policies and procedures in place sufficient to ensure compliance with such laws, and in the case of any authorized agents or subcontractors, that such agents or subcontractors have similarly sufficient policies and procedures.

7.Non-solicitation. The Parties agree that until one (1) year following the termination of Consultant’s Services for Twist, Consultant shall not interfere with Twist’s business by soliciting, attempting to solicit, inducing, or otherwise directly causing (other than a general publicly available solicitation or job ad of the activity of an independent contractor acting without knowledge of the relationship established under this Agreement) any employee of Twist to terminate his or her employment as such, in order to become an employee or consultant to or for Consultant or Consultant’s affiliated entities.

8.Term and Termination.

8.1.Term. This Agreement shall commence on the Effective Date and continue on a month-to-month basis as provided in Exhibit A.

8.2.Termination for Convenience. Notwithstanding the above, either party may terminate this Agreement at any time upon 30 days’ written notice.  In the event of such termination, Consultant shall be paid for any portion of the Services that have been performed prior to the termination.

8.3.Termination for Cause. Either party may terminate this Agreement in the event of a material breach by the other party (the “Defaulting Party”) of any of its material obligations under this Agreement and failure by the Defaulting Party to cure the breach within 5 days of providing written notice of such breach is provided to the defaulting party.

8.4.Remedies Upon Default. In the event of default by either party, the non-defaulting party shall be entitled to exercise any and all rights and remedies as shall be available to it at law or in equity. The non-defaulting party may exercise remedies concurrently or separately, and the exercise of one remedy shall not be deemed an election of such remedy or to preclude the exercise of any other remedy.

8.5.Survival. The following sections shall survive any termination of this Agreement: Sections 5-7, 8.4, 8.5, 9, 10, and 11.
9.Indemnification.  Consultant agrees to indemnify, defend and hold harmless Twist, its officers, directors, employees, agents, consultants, and independent contractors from and against any and all expenses, damages, claims, suits, actions, judgments, liabilities, and costs whatsoever (including attorneys’ fees), whether or not litigation is actually commenced (collectively referred to as “Damages”), arising out of or in any way connected with any claim or action made by any third party based on: (1) elements of the work furnished by Consultant, including without limitation intellectual property infringement claims or (2) the acts or omissions of Consultant employees, Assistants, or agents, including, without limitation, damage to real or personal property or personal injury, provided that this obligation shall not extend to Damages caused solely by Twist or its employees, agents, directors, representatives, contractors, or invitees. Consultant shall defend and shall have the right to

Exhibit 10.13
control the legal defense of any claim described in this section, including the right to select counsel of its choice, and to compromise or settle any such claim, with the written consent of Twist, which shall not be unreasonably withheld, provided, however that Consultant shall not acquiesce in any judgment or enter into any settlement which admits fault on the part of Twist or creates liability on the part of Twist.

10.Confidentiality and Non-Disclosure.
10.1.Definition of Confidential Information. “Confidential Information” means information and physical material not generally known or available outside Discloser and information and physical material entrusted to Discloser in confidence by third parties. Confidential Information includes, without limitation: technical data, trade secrets, know-how, research, product or service ideas or plans, software codes and designs, algorithms, developments, inventions, patent applications, laboratory notebooks, processes, formulas, techniques, mask works, engineering designs and drawings, hardware configuration information, regulatory information, medical reports, clinical data and analysis, reagents, cell lines, biological materials, chemical formulas, agreements with third parties, lists of, or information relating to, employees and consultants of the Discloser (including, but not limited to, the names, contact information, jobs, compensation, and expertise of such employees and consultants), lists of, or information relating to, suppliers and customers, price lists, pricing methodologies, cost data, market share data, marketing plans, licenses, contract information, business plans, financial forecasts, historical financial data, budgets or other business information disclosed by Discloser (whether by oral, written, graphic or machine-readable format), which Confidential Information is designated in writing to be confidential or proprietary, or if given orally, is confirmed in writing as having been disclosed as confidential or proprietary within a reasonable time (not to exceed thirty (30) days) after the oral disclosure, or which information would, under the circumstances, appear to a reasonable person to be confidential or proprietary.

10.2.Nondisclosure of Confidential Information. Recipient shall not use any Confidential Information disclosed to it by Discloser for its own use or for any purpose other than to carry out discussions concerning, and the undertaking of, the Relationship. Recipient shall not disclose or permit disclosure of any Confidential Information of Discloser to third parties or to employees of Recipient, other than directors, officers, employees, consultants and agents of Recipient who are required to have the information in order to carry out the discussions regarding the Relationship. Recipient shall take reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information of Discloser in order to prevent it from falling into the public domain or the possession of persons other than those persons authorized under this Agreement to have any such information. Such measures shall include the degree of care that Recipient utilizes to protect its own Confidential Information of a similar nature. Recipient shall notify Discloser of any misuse, misappropriation or unauthorized disclosure of Confidential Information of Discloser which may come to Recipient’s attention.

10.3.Exceptions. Notwithstanding the above, Recipient shall not have liability to Discloser with regard to any Confidential Information that the Recipient can prove by written documentation: (a) was in the public domain at the time it was disclosed or has entered the public domain through no fault of Recipient; (b) was known to Recipient, without restriction, at the time of disclosure, as demonstrated by files in existence at the time of disclosure; (c) was independently developed by Recipient without any use of the Confidential Information, as demonstrated by files created at the time of such independent development; (d)is disclosed

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generally to third parties by Discloser without restrictions similar to those contained in this Agreement; (e) becomes known to Recipient, without restriction, from a source other than Discloser without breach of this Agreement by Recipient and otherwise not in violation of Discloser’s rights; (f) is disclosed with the prior written approval of Discloser; or (g) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that Recipient shall provide prompt notice of such court order or requirement to Discloser to enable Discloser to seek a protective order or otherwise prevent or restrict such disclosure, pursuant to the terms of Section 10.4 herein.

10.4.Notice of Compelled Disclosure. In the event that Recipient or any person to whom they or their representatives transmit or have transmitted Confidential Information become legally compelled (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or otherwise) to disclose any such Confidential Information, the Recipient shall provide the Discloser with prompt written notice so that the Discloser may seek a protective order or other appropriate remedy, or both, or waive compliance with the provisions of this Agreement. In the event that the Discloser is unable to obtain a protective order or other appropriate remedy, or if it so directs the Recipient, the Recipient shall furnish only that portion of the Confidential Information that the Recipient is advised by written opinion of its counsel is legally required to be furnished by it and shall exercise its reasonable best efforts to obtain reliable assurance that confidential treatment shall be accorded such Confidential Information.

10.5.Return of Materials. Recipient shall, except as otherwise expressly authorized by Discloser, not make any copies or duplicates of any Confidential Information. Any materials or documents that have been furnished by Discloser to Recipient in connection with the Relationship shall be promptly returned by Recipient, accompanied by all copies of such documentation, within ten (10) days after (a) the Relationship has been rejected or concluded or (b) the written request of Discloser.

11.Release of Employment-related Claims

11.1.In exchange for the consulting arrangement described herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Consultant agrees as follows:

a)Consultant and his representatives, agents, estate, heirs, successors and assigns, absolutely and unconditionally hereby release, remise, discharge, and hold harmless the Company Releasees (“Company Releasees” defined to include Twist and/or any of its parents, subsidiaries or affiliates, predecessors, successors or assigns, and its and their respective current and/or former partners, directors, shareholders/stockholders, officers, employees, employee benefit plans, insurers, attorneys and/or agents, all both individually and in their official capacities), from any and all legally waivable actions or causes of action, suits, claims, complaints, contracts, liabilities, agreements, promises, torts, debts, damages, controversies, judgments, rights and demands, whether existing or contingent, known or unknown, suspected or unsuspected, which arise out of Consultant’s employment with, change in employment status with, and/or separation of employment from, Twist. This release is intended by Consultant to be all-encompassing and to act as a full and total release of any legally waivable claims, whether specifically enumerated herein or not, that Consultant may have or have had against the Company Releasees arising from conduct occurring up to

Exhibit 10.13
and through the date Consultant signed this Agreement, including, but not limited to, any legally waivable claims arising from any federal, state or local law, regulation or constitution dealing with either employment, employment benefits or employment discrimination including any claims or causes of action Consultant has or may have relating to discrimination under federal, state or local statutes including, but not limited to, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the Fair Labor Standards Act, the California Labor Code, all as amended from time to time, any contract, whether oral or written, express or implied; any tort; any claim for equity or other benefits, specifically including all unvested equity as of the last day of Consultant’s employment with Twist (October 1, 2024); or any other statutory and/or common law claim.

11.2.Consultant acknowledges that his execution of this Agreement shall be effective as a bar to each and every claim specified in Section 11.1(a) of this Agreement. Accordingly, Consultant hereby expressly waives any and all rights and benefits conferred upon him by the provisions of Section 1542 of the California Civil Code (or analogous statute(s) from any other state) and expressly consents that this Agreement shall be given full force and effect with respect to each and all of its express terms and provisions, including those related to unknown and/or unsuspected claims, if any, as well as those relating to any other claims specified in Section 11.1(a) of this Agreement. Section 1542 provides as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that if known by him or her would have materially affected his or her settlement with the debtor or released party.”

Consultant further represents that he understands and acknowledges the significance and consequence of such release as well as the specific waiver of Section 1542.

11.3.The release in this Section of this Agreement does not include any claim which, as a matter of law, cannot be released by private agreement, or relates to indemnification protection under Twist’s Articles of Incorporation or Bylaws, pursuant to contract or applicable law. Further, as described in the following Section, this release does not prevent or prohibit Consultant from filing a claim with a federal, state or local government agency that is responsible for enforcing a law on behalf of the government.

11.4.Government Agency Claims: Nothing in this Agreement, including the release or the Nondisparagement or Confidentiality provisions herein restricts or prohibits Consultant from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of

Exhibit 10.13
Justice, the Securities and Exchange Commission, the Congress, the California Department of Fair Employment and Housing, or any other federal, state or local government agency (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, to the maximum extent permitted by law, Consultant is waiving his right to receive any individual monetary relief from Twist or any others covered by the release resulting from such claims or conduct, regardless of whether Consultant or another party has filed them, and in the event Consultant obtains such monetary relief Twist will be entitled to an offset for the payments made pursuant to this Agreement. This Agreement does not limit Consultant’s right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. Consultant does not need the prior authorization of Twist to engage in conduct protected by this paragraph, and Consultant does not need to notify Twist that he has engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. Sections 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

11.5.Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967. As required by federal law, Consultant is being informed that he has or may have specific rights under the Age Discrimination in Employment Act of 1967 (“ADEA”) and Consultant agrees that:

a)in consideration for the consulting arrangement described herein, Consultant specifically and voluntarily waives all rights and claims under the ADEA he might have against the Company Releasees to the extent such rights and/or claims arose prior to the date this Agreement was executed;

b)Consultant is advised that he has twenty-one (21) days within which to consider the terms of this Agreement and to consult with or seek advice from an attorney of Consultant’s choice or any other person of his choosing prior to executing this Agreement. The twenty-one (21)-day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Agreement;

c)Consultant has carefully read and fully understand all of the provisions of this Agreement, and knowingly and voluntarily agrees to all of the terms set forth in this Agreement;

d)Consultant has seven (7) days after he signs this Agreement to revoke his acceptance of it (“Revocation Period”). If Consultant chooses to revoke it timely, the Agreement will be null and void and the Agreement shall not be valid or enforceable. To revoke, Consultant must deliver a signed writing stating his intention to revoke the Agreement and the writing must be delivered to Paula Green, Senior Vice President of Human Resources, 681 Gateway Blvd., South San Francisco, CA 94080, by or before the end of the Revocation Period; and

Exhibit 10.13
e)in entering into this Agreement, Consultant is not relying on any representation, promise or inducement made by Twist or its attorneys with the exception of those promises described in this document.

11.6.Nondisparagement: Except as described in Section 11.4, and not including any testimony given truthfully under oath or as required by any other legal proceeding, Consultant agrees not to make disparaging, critical or otherwise detrimental comments to any person or entity concerning Twist, its officers, directors or employees; the products, services or programs provided or to be provided by Twist; the business affairs, operation, management or the financial condition of Twist; or the circumstances surrounding Consultant’s employment and/or separation of employment from Twist.

12.Miscellaneous.

12.1.Governing Law.  The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the state of California, without giving effect to principles of conflicts of law.

12.2.Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

12.3.Amendments and Waivers.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement.  No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance.

12.4.Successors and Assigns.  Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.  Twist may assign any of its rights and obligations under this Agreement.  No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of Twist.

12.5.Notices.  Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in Twist’s books and records.

12.6.Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the

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Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

12.7.Construction.  This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

12.8.Publicity. Except as otherwise set forth in this Agreement, Customer shall not name or refer to Twist as a supplier of Customer nor use Twist’s logos or trade names for publicity, marketing, or any other external communications without Twist’s prior written consent.
12.9     Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement.
IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the date(s) set forth below.

TWIST BIOSCIENCE CORPORATION    CONSULTANT

Signature: /s/ Emily Leproust        Signature: /s/ James Thorburn

Name: Emily Leproust, Ph.D., CEO    Name: James Thorburn

Date: 10/8/2024        Date: 10/8/2024

Exhibit 10.13

EXHIBIT A
DESCRIPTION OF SERVICES

Background: Consultant and Twist previously made the mutual decision to terminate Consultant’s employment as a Strategic Advisor for Twist on October 1, 2024. Twist desires to retain the Consultant’s services as an independent contractor after his separation from employment. With these understandings, and in exchange for the promises of the Parties as set forth herein, Consultant and Twist have agreed that Consultant will render the following services as an independent consultant.

Description of Services: Starting on October 8, 2024, for a period of one month, and on a month-to-month basis thereafter, Consultant agrees to provide such assistance as Twist reasonably requests relating to business development, financial, commercial, and strategic matters as assigned by the President & Chief Operating Officer.

Fees: For Services rendered by Consultant under this Agreement, Twist shall pay Consultant at the following rate: $25,000/month, payable 15 days after invoice is received by Twist (accountspayable@twistbioscience.com) - invoice to be submitted by the 5th of the month for last month's services.

Unless otherwise agreed upon in writing Twist, Company’s maximum liability for all Services performed during the term of this Agreement shall not exceed $150,000.